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                                                                     EXHIBIT 2.2

                              AGREEMENT OF MERGER

                                      OF

                            GREENPOINT CREDIT CORP.

                                     INTO

                            GREENPOINT CREDIT, LLC

                                   ARTICLE I

                 NAMES AND CONSTITUENT AND SURVIVING ENTITIES


     1.1  Constituents. The name of each constituent entity is GreenPoint
          ------------
Credit Corp., a Delaware Corporation, and GreenPoint Credit, LLC, a Delaware Limited Liability Company.

     1.2  Surviving. The name of the surviving entity is GreenPoint Credit, LLC,
          ---------
a Delaware Limited Liability Company.


                                  ARTICLE II

                                    MERGER


     2.1  The Merger. At the Effective Date (as defined in Section 2.2),
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GreenPoint Credit Corp. shall be merged with and into GreenPoint Credit, LLC, the separate existence of GreenPoint Credit Corp. shall cease, and GreenPoint Credit, LLC shall be the surviving entity (the "Surviving Entity").

     2.2  Effective Date. The merger shall become effective as of the close of
          --------------
business on September 30, 1999 (the "Effective Date").




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                                  ARTICLE III

                    TERMS AND CONDITIONS OF PROPOSED MERGER

     The terms and conditions of the proposed merger are as follows:

     This Agreement shall have been approved by the board of directors of GreenPoint Credit Corp. and by its sole shareholder,GreenPoint Mortgage Funding,Inc.("GP FUNDING"),and all consents from third parties and government agencies required to comsummate the merger shall be obtained.

     This Agreement shall be approved by the management committee of GreenPoint Credit, LLC and by GP Funding in its capacity as the sole member of GreenPoint, LLC, and all consents from third parties and government agencies required to consummate the merger shall be obtained.


                                  ARTICLE IV

                               EFFECT OF MERGER

     When the merger is effective, all of the rights, privileges, and powers of GreenPoint Credit Corp. and GreenPoint Credit, LLC, and all properties, real, personal, and mixed, and all debts due to either GreenPoint Credit Corp. or GreenPoint Credit, LLC, as well as all other things and causes of action belonging to each of such entities, shall be vested in the Surviving Entity and shall thereafter be the property of the Surviving Entity as they were of each of GreenPoint Credit Corp. and GreenPoint Credit, LLC immediately prior to the merger, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in either of such entities shall not revert or be in any way impaired by reason of the merger; but all rights of creditors, and all liens upon any property of either of said entities shall be preserved unimpaired, and all debts, liabilities and duties of each of said entities shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

     When the merger is effective, any fictitious names previously filed by GreenPoint Credit, LLC or GreenPoint Credit Corp. with the Secretary of State in any state shall canceled by GreenPoint Credit, LLC, and GreenPoint Credit, LLC shall thereafter conduct business in each such state under its official names as filed in Delaware, "GreenPoint Credit, LLC".

     When the merger is effective, GreenPoint Credit Corp. shall surrender its shares which shall then be canceled.



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                                   ARTICLE V

                         CERTIFICATE OF FORMATION AND
                      LIMITED LIABILITY COMPANY AGREEMENT


     The Certificate of Formation and Limited Liability Company Agreement of GreenPoint Credit, LLC as in effect immediately prior to the Effective Date shall be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.


                                  ARTICLE VI

                        MANNER OF CONVERTING SHARES OF
                            GREENPOINT CREDIT CORP.
                   INTO AN INTEREST IN THE SURVIVING ENTITY


     The manner and basis for converting shares of GreenPoint Credit Corp. into an interest in the Surviving Entity shall be as follows:

          All shares of GreenPoint Credit Corp. outstanding on Effective Date of the Merger, all of which are owned by GP Funding, shall be retired, and all rights in respect thereto shall, upon such Effective Date, be converted into and exchanged for additional interests in the Surviving Entity, such that on and after the Effective Date, GP Funding shall be the sole member of, and shall own 100% of the interest in, the Surviving Entity.


                                  ARTICLE VII

                          TAX TREATMENT OF THE MERGER


     The parties agree to treat the proposed merger as a complete liquidation of GreenPoint Credit Corp. within the meaning of section 332 of the Internal Revenue Code of 1986 (the "Code") or, in conjunction with the transfer by Headlands Mortgage Company of its interest in GreenPoint Credit Corp. to GreenPoint Mortgage Funding, Inc., as a tax free reorganization under section 368(a) of the Code.


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